UNITED STATES              OMB APPROVAL
                        SECURITIES AND EXCHANGE COMMISSION    OMB Number:
                                                              3235-0145
                              WASHINGTON, D.C. 20549          Expires: December
                                                              31, 2005
                                   SCHEDULE 13G               Estimated average
                                  (RULE 13D-102)              burden hours per
                                                              response. . 11



             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                WINDSORTECH, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    97380P100
                                 (CUSIP Number)

                                December 3, 2004
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [ ]   Rule 13d-1(b)
   [X]   Rule 13d-1(c)
   [ ]   Rule 13d-1(d)


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  97380P100

     1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Circle T Partners, L.P.
          13-3869729

     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

          (A)     [     ]
          (B)     [     ]

     3.   SEC USE ONLY

     4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

NUMBER OF          5.   SOLE VOTING POWER
SHARES                  0
BENEFICIALLY
OWNED BY           6.   SHARED VOTING POWER
EACH                    2,000,000 shares of Common Stock
REPORTING
PERSON WITH        7.   SOLE DISPOSITIVE POWER
                        0

                   8.   SHARED DISPOSITIVE POWER
                        2,000,000 shares of Common Stock

     9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,000,000 shares of Common Stock

     10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.9%

     12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN (Limited Partnership)

 CUSIP NO.  97380P100

     1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Circle T Partners (QP), L.P.
          20-0054621

     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

          (A)     [     ]
          (B)     [     ]

     3.   SEC USE ONLY

     4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

NUMBER OF          5.   SOLE VOTING POWER
SHARES                  0
BENEFICIALLY
OWNED BY           6.   SHARED VOTING POWER
EACH                    2,000,000 shares of Common Stock
REPORTING
PERSON WITH        7.   SOLE DISPOSITIVE POWER
                        0

                   8.   SHARED DISPOSITIVE POWER
                        2,000,000 shares of Common Stock

     9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,000,000 shares of Common Stock

     10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.9%

     12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN (Limited Partnership)

CUSIP NO. 97380P100

     1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Circle T International, Ltd.

     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

          (A)     [     ]
          (B)     [     ]

     3.   SEC USE ONLY

     4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          British Virgin Islands

NUMBER OF          5.   SOLE VOTING POWER
SHARES                  0
BENEFICIALLY
OWNED BY           6.   SHARED VOTING POWER
EACH                    2,000,000 shares of Common Stock
REPORTING
PERSON WITH        7.   SOLE DISPOSITIVE POWER
                        0

                   8.   SHARED DISPOSITIVE POWER
                        2,000,000 shares of Common Stock

     9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,000,000 shares of Common Stock

     10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.9%

     12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          CO

CUSIP NO. 97380P100

     1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Seth Tobias


     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

          (A)     [     ]
          (B)     [     ]

     3.   SEC USE ONLY

     4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          USA

NUMBER OF          5.   SOLE VOTING POWER
SHARES                  0
BENEFICIALLY
OWNED BY           6.   SHARED VOTING POWER
EACH                    2,000,000 shares of Common Stock
REPORTING
PERSON WITH        7.   SOLE DISPOSITIVE POWER
                        0

                   8.   SHARED DISPOSITIVE POWER
                        2,000,000 shares of Common Stock


     9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,000,000 shares of Common Stock

     10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.9%

     12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN

ITEM 1.

     (A)  NAME OF ISSUER

          WindsorTech, Inc.

     (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

          70 Lake Drive
          Highstown, NJ 08520


ITEM 2.

     (A)  NAME OF PERSON FILING

          This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended: (i) Circle T Partners, L.P.; (ii) Circle T Partners (QP), L.P.; (iii) Circle T International, Ltd.; and
          (iv) Seth Tobias. Circle T Partners, L.P., Circle T Partners (QP), L.P., Circle T International, Ltd. and Seth Tobias as referred to in this Schedule 13G as the "Reporting Persons." The identification of the Reporting Persons which acquired the shares of Common Stock which are subject to this report on Schedule 13G are set out on Exhibit A attached hereto.

     (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

          For (i) and (ii):

          153 E. 53rd Street,
          Suite 5501
          New York, New York 10022

          For (iii) and (iv):
          Seth Tobias
          250 Glenmoor Road
          Gladwyne, PA 19035

     (C)  CITIZENSHIP

          (i) Delaware
          (ii) Delaware
          (iii) British Virgin Islands
          (iv) USA

     (D)  TITLE OF CLASS OF SECURITIES

          Common Stock, par value $.01 per share

     (E)  CUSIP NUMBER

          97380P100

ITEM 3.    Not Applicable

ITEM 4.      OWNERSHIP
PROVIDE THE FOLLOWING INFORMATION REGARDING THE AGGREGATE NUMBER AND PERCENTAGE OF THE CLASS OF SECURITIES OF THE ISSUER IDENTIFIED IN ITEM 1.

              Circle Partners, L.P.
              Circle T Partners (QP), L.P.
              Circle T International, Ltd
              Seth Tobias

             (a)  AMOUNT BENEFICIALLY OWNED:   2,000,000 shares of Common Stock
             (b)  PERCENT OF CLASS:    7.9%
             (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
                  (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE    0
                  (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE 2,000,000 shares of Common Stock.
                  (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 0
                  (iv) SHARED POWER TO DISPOSE OR T ODIRECT THE DISPOSITION OF 2,000,000 shares of Common Stock.


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]


ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

             Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

             Not Applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             See Exhibit A attached hereto.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

             Not Applicable.

ITEM 10.     CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated this 9th day of December, 2004




                               CIRCLE T PARTNERS, L.P.

                               By:    /s/ Seth Tobias
                                      ---------------------------------
                                      Seth Tobias, Managing Member of
                                      the General Partner

                               CIRCLE T PARTNERS (QP), L.P.

                               By:    /s/ Seth Tobias
                                      ---------------------------------
                                      Seth Tobias, Managing Member of
                                      the General Partner


                               CIRCLE T INTERNATIONAL, LTD.

                               By:    /s/ Seth Tobias
                                      ---------------------------------
                                      Seth Tobias, President of the General
                                      Partner of the Investment Manager


                                      /s/ Seth Tobias
                                      ---------------------------------
                                      Seth Tobias

EXHIBIT INDEX

The following exhibits are filed with this report on Schedule 13G:

Exhibit A       Identification of the Reporting Persons which acquired the shares which are the subject of this report on Schedule 13G.

Exhibit B       Joint Filing Agreement dated December 9, 2004 among Circle T
                Partners, L.P., Circle T Partners (QP), L.P., Circle T
                International, Ltd., and Seth Tobias.